B & D Law Firm

10th Floor Botai Plaza, No.221 Wangjing Xiyuan

Chaoyang District, Beijing, 100102, P.R.C.

Tel: (86 10) 6478 9105 Fax: (86 10 ) 6478 9550

info@bdlawyer.com.cn www.bdlawyer.com.cn

[DATE]

To: Grand Farm Inc.
Add: No.2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian, Fujian Province, China 351111

Dear Sirs,

We are qualified to practice law in the People’s Republic of China (“PRC” which, for the purpose of this opinion only, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue the legal opinion on the laws and the regulations of the PRC. We have acted as PRC counsel to Grand Farm Inc. (the “Company”), a company organized under the laws of Cayman Islands, and have been asked to render this legal opinion with regard to the PRC laws in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the Company’s proposed initial public offering of American Depositary Shares (the “ADSs”) representing ordinary shares, par value $0.002 per share, of the Company (the “Offering”), and (ii) the admission of the ADSs for trading on the NASDAQ Capital Market.

For the purpose of the Offering, “PRC Laws” means all laws, regulations, rules, orders, decrees, guidelines or notices effective in the PRC as at the date hereof.

Our opinion is subject to the following qualifications:

(a)
This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. There is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.

(b)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the caption “Taxation — PRC Taxation” are true and accurate based on the PRC Laws and that such statements constitute our opinion.

We hereby consent to the use of this opinion by you in connection with, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

We further consent to the reference to our firm as the Company’s PRC counsel in the “Risk Factors”, “Taxation” and “Legal Matters” sections in the Registration Statement.

Yours faithfully,

B & D Law Firm